Exhibit 99.1

Baldwin Implements Restructuring Plan; Continues to Strengthen Competitive Position in Global Printing Markets

SHELTON, Conn.--(BUSINESS WIRE)--January 30, 2009--Baldwin Technology Company, Inc. (NYSE Alternext U.S.:BLD):

  Aggressive capacity adjustments will reduce worldwide workforce by 12%
  Total 2009 cost reductions will lead to annualized savings of $12 million
  Demand remains resilient for Baldwin’s consumables
  $1.1 million newspaper order in Japan
  New strategic alliance agreements add value to Baldwin’s core business
  Fiscal Q2 earnings, conference call slated for February 12, 2009

Baldwin Technology Company, Inc. (NYSE Alternext U.S.:BLD), a leader in process automation technology for the global printing industry, today announced aggressive initiatives to strengthen its competitive position and to cut costs in a challenging market.

Baldwin President and CEO Karl Puehringer said, “As we have previously stated, the market for printing equipment faces significant challenges due to the current economic environment. We expect the continuing slowdown to affect our order rates for the remainder of the calendar year 2009. To offset a decline in equipment sales as a result of the slowing economy, we have been implementing an aggressive cost cutting program. While Baldwin initially implemented a restructuring effort in its second fiscal quarter ended December 31, 2008, we continue to take additional actions to mitigate the impact of a continuing weak market for printing equipment.

“During this fiscal year we will reduce our headcount by approximately 80 employees or 12% of our global workforce, mainly through the consolidation of our two facilities in Germany and capacity adjustments at our other manufacturing locations. In October, 2008, we announced a one-time restructuring charge with respect to the second fiscal quarter of approximately $0.7 million and expect to record a further one-time restructuring charge in the current third fiscal quarter of approximately $3.0 million, which, combined with compensation reductions and expense curtailments and other steps, will produce close to $12 million in annual savings in production and operating expenses.”

Puehringer further stated, “While printing equipment order rates for new presses remain slow, Baldwin’s after-market performance has not been impacted as severely. Baldwin has benefited from the recurring revenues of its growing consumables business, and the company is re-aligning its resources to take maximum advantage of emerging opportunities for its food packaging and graphic arts pressroom consumables business.

In addition, Baldwin has recently:

  Received a $1.1 million order from The Hokkaido Shimbun Press, a major Japanese daily newspaper with a circulation of approximately 1.2 million. This is the 5th major order in the last 6 months for equipment on newspaper presses in Japan.

  Further leveraged its global sales and marketing organization through additional strategic alliances by signing two private label supplier agreements with Nordson for UV dryers. Baldwin’s alliances now include agreements with Eltex (Germany), Falk (Germany), Nordson (UK), Prisco (U.S.), Robatech (Switzerland) and Thermal Care (U.S.).

“While the current market is very challenging, I am confident that our decisive steps to strengthen our market position and to control and reduce our costs will position us to remain financially sound and emerge as an even stronger company,” Puehringer concluded.

The company will provide additional details on these matters in its second fiscal quarter report on February 12, when Baldwin will also host a conference call with investors.

FY ’09 Q2 Earnings and Conference Call Scheduled for February 12, 2009

Baldwin will release earnings for its second fiscal quarter ended December 31, 2008 on Thursday, February 12 before the market opens. The company will host a conference call on the same day at 11:00 AM Eastern Standard Time (EST) to review the financial results and conduct a question-and-answer session.

To participate, call (877) 918-9236 any time after 10:55 AM EST. The number for local and international calls is (312) 470-7072. The passcode is “Baldwin Q2.” Interested parties may also listen to a webcast of the call on the company’s website, http://www.baldwintech.com.

A replay of the call will be available from one hour after the call through February 19 at 11:00 AM EST, at (800) 925-2972 or toll (203) 369-3520. The webcast will be available on the company’s website for 90 days after the call.

About Hokkaido Shimbun

The Hokkaido Shimbun is a Japanese language daily newspaper published mainly in Hokkaido, Japan by The Hokkaido Shimbun Press. Its morning edition has a circulation of approximately 1.2 million. It was first published in Sapporo in 1887.

About Nordson

Nordson Corporation is one of the world's leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes.

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and the related consumables. For more information, visit http://www.baldwintech.com

Information for investors, including an investment profile about Baldwin is available at www.hawkassociates.com/profile/bld.cfm.

Investors may contact Julie Marshall or Frank Hawkins, Hawk Associates, at (305) 451-1888, e-mail: baldwin@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

This release contains certain forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

CONTACT:
For Baldwin Technology Company, Inc.
Hawk Associates
Julie Marshall or Frank Hawkins, 305-451-1888
e-mail: baldwin@hawkassociates.com